Exhibit 99.1

GAP INC. REPORTS MAY SALES UP 14 PERCENT;

COMPARABLE STORE SALES UP 10 PERCENT

SAN FRANCISCO – June 5, 2003 – Gap Inc. (NYSE: GPS) today reported net sales of $1.1 billion for the four-week period ended May 31, 2003, which represents a 14 percent increase compared with net sales of $995 million for the same period ended June 1, 2002. The company’s comparable store sales for May 2003 increased 10 percent, compared with a 9 percent decrease in May 2002.

Comparable store sales by division for May 2003 were as follows:

•	Gap U.S.: positive 8 percent versus negative 15 percent last year

•	Gap International: positive 17 percent versus negative 20 percent last year

•	Banana Republic: positive 2 percent versus negative 1 percent last year

•	Old Navy: positive 13 percent versus negative 4 percent last year

“We’re pleased with our double-digit positive comparable store sales performance for May,” said Sabrina Simmons, senior vice president, Treasury and Investor Relations. “All divisions reported positive comparable store sales, and total company sales and merchandise margins met beginning of month expectations. Markdown margins improved and we ended May with a lower percentage of inventory at markdown than last year.

“While Gap’s men’s business was weaker than expected, women’s summer product performed well, with our advertised women’s tunics continuing to be a summer fashion standout,” Ms. Simmons said. “Old Navy continued its momentum, with strong summer product assortments and effective promotional pricing strategies driving performance.”

Year-to-date net sales of $4.5 billion for the seventeen weeks ended May 31, 2003 increased 15 percent compared with net sales of $3.9 billion for the same period ended June 1, 2002. The company’s year-to-date comparable store sales increased 12 percent compared with a decrease of 16 percent in the prior year.

As of May 31, 2003, Gap Inc. operated 4,241 store concepts compared with 4,249 store concepts last year. The number of stores by location totaled 3,106 compared with 3,130 stores by location last year.

Gap Inc. will announce June sales on July 10, 2003.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
650-874-2021	415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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